Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067 and 333-185350 on Form S-8 of our reports dated March 29, 2013, relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 29, 2013